                       SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 13E-3

                                 (RULE 13e-100)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

           RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO. 2 -- FINAL AMENDMENT)
                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
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                              (Name of the Issuer)

                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                                       AND
                       KFC NATIONAL PURCHASING CO-OP, INC.
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                      (Names of Person(s) Filing Statement)

                             MEMBERSHIP COMMON STOCK
                                       AND
                               STORE COMMON STOCK
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                         (Title of Class of Securities)

                                       N/A
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                      (CUSIP Number of Class of Securities)

DANIEL E. WOODSIDE                  COPY TO:  JAMES A. GIESEL
PRESIDENT                                     ALAN K. MACDONALD
KFC NATIONAL PURCHASING COOPERATIVE, INC.     FROST BROWN TODD LLC
950 BRECKENRIDGE LANE                         400 WEST MARKET STREET, 32ND FLOOR
LOUISVILLE, KENTUCKY 40207                    LOUISVILLE, KENTUCKY 40202
(502) 896-5900                                (502) 589-5400



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  (Name, Address, and Telephone Numbers of Person Authorized to Receive Notices
         and Communications on Behalf of the Person(s) Filing Statement)

     This statement is filed in connection with (check the appropriate box):

              a. [x] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

              b. [ ] The filing of a registration statement under the Securities
                     Act of 1933.

              c. [ ] A tender offer.

              d. [ ] None of the above.


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              Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

              Check the following box if the filing is a final amendment reporting the results of the transaction: [ x ]

                            CALCULATION OF FILING FEE

              Transaction
              Valuation*                   Amount of Filing Fee

              $17,846,954                         $3,569

         * Based on the members' equity of the KFC National Purchasing Cooperative, Inc. as of June 30, 2000.

[X] Check the box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    $3,569         Filing Party:     KFC National Purchasing Cooperative, Inc.
Form or Registration No.:  Schedule 14A   Date Filed:       October 3, 2000

        In accordance with Rule 13E-3(d)(3), this Amendment No. 2 -- Final Amendment amends and supplements the Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") filed with the Securities and Exchange Commission on October 3, 2000, as amended on November 17, 2000, by KFC National Purchasing Cooperative, Inc. (the "KFC Co-op"), a Delaware corporation, and KFC National Purchasing Co-op, Inc. (the "New KFC Co-op"), a Delaware corporation and wholly owned subsidiary of the KFC Co-op.

         Items 1 and 4 of the Schedule 13E-3 are hereby amended and supplemented to include the following information:

         The merger previously described under "Summary of the Transaction" in the Schedule 13E-3 was duly approved by the stockholders of the KFC Co-op and the New KFC Co-op on January 11, 2001.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    KFC NATIONAL PURCHASING COOPERATIVE, INC.
                                    Through its successor issuer by merger
                                    KFC National Purchasing Co-op, Inc.



                                    /s/ Daniel E. Woodside
                                    --------------------------------------------
                                    Daniel E. Woodside,
                                    President and Chief Executive Officer
                                    Date: January 12, 2001


                                    KFC NATIONAL PURCHASING CO-OP, INC.



                                    /s/ Daniel E. Woodside
                                    --------------------------------------------
                                    Daniel E. Woodside,
                                    President and Chief Executive Officer
                                    Date: January 12, 2001